UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Family Dollar Stores, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	56-0942963
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

P.O. Box 1017, 10401 Monroe Road Charlotte, North Carolina	28201-1017
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

This Amendment No. 1 is filed to supplement and amend the information set forth in the Registration Statement on Form 8-A filed by Family Dollar Stores, Inc. (the “Company”) on March 3, 2011, relating to the Rights Agreement, dated as of March 2, 2011 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).

ITEM 1. DESCRIPTION OF SECURITIES TO BE REGISTERED

On February 24, 2012, the Company and the Rights Agent amended the Rights Agreement to extend the expiration date of the rights contained therein to March 2, 2013 (the “Amendment”). The Rights Agreement otherwise remains unmodified.

The Rights Agreement is designed to assure that all of the Company’s shareholders receive fair and equal treatment in connection with any initiative to acquire control of the Company; to guard the interests of stockholders against partial or two-tiered tender offers, inadequate offers, open market accumulations and other abusive or coercive takeover tactics; and to protect the ability of the Company to implement its strategic plan in view of threats thereto, including inadequate proposals or other efforts to cause a change of control of the Company or impede the implementation of such plan, which the Company’s Board of Directors (the “Board”) has determined, after a review conducted with the support of its financial and legal advisors, is in the best interests of the Company. The Rights (as defined in the Rights Agreement) will cause substantial dilution to a person or group that becomes an Acquiring Person (as defined in the Rights Agreement) on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board at any time prior to the first date that a person or group has become an Acquiring Person.

A copy of the Rights Agreement and a summary of its material terms were filed with the Securities and Exchange Commission on a Form 8-K on March 3, 2011. The foregoing description of the Amendment and the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is Exhibit 4.2 hereto and is incorporated by reference herein, and the Rights Agreement, which is Exhibit 4.1 hereto and is incorporated by reference herein.

ITEM 2. EXHIBITS

4.1	Rights Agreement, dated as of March 2, 2011, between Family Dollar Stores, Inc. and American Stock Transfer & Trust Company, LLC, which includes the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock as Exhibit A and the Form of Right Certificate as Exhibit B (incorporated by reference to Exhibit 4.1 of Family Dollar Stores, Inc.’s Current Report on Form 8-K filed on March 3, 2011).

4.2	Amendment No. 1, dated as of February 24, 2012, to the Rights Agreement, dated as of March 2, 2011, between Family Dollar Stores, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.2 of Family Dollar Stores, Inc.’s Current Report on Form 8-K filed on February 24, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FAMILY DOLLAR STORES, INC.

Date: February 24, 2012	By:	/s/ James C. Snyder, Jr.
James C. Snyder, Jr.
Senior Vice President, General Counsel and Secretary

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